UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

December 9, 2013
Date of report (date of earliest event reported)

Raymond James Financial, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Florida
(State or Other Jurisdiction of Incorporation)

1-9109	59-1517485
(Commission File Number)	(IRS Employer Identification No.)

880 Carillon Parkway St. Petersburg, FL 33716
(Address of Principal Executive Offices)  (Zip Code)

(727) 567-1000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

The information furnished in this item is not deemed to be "filed" for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section.  This information will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that the registrant specifically incorporates it by reference.

On December 9, 2013, Raymond James Financial, Inc. (the “Company”) posted on its website, and subsequently distributed to its shareholders, correspondence regarding the Company's financial results for the quarter ended September 30, 2013. The financial information in the correspondence, which included the following letter, was previously disclosed by the Company:

Dear Fellow Shareholders,
What a way to close out a year! We essentially completed the integration of Morgan Keegan and realized record net income for the quarter and year. This fourth quarter report will focus on the events of the three-month period ended September 30, while the annual report will present a description of the entire 2013 fiscal year.
For the fourth quarter, Raymond James Financial generated net revenues of $1.12 billion, which exceeded last year’s fourth quarter by 5% and the immediately preceding June quarter by 1%. Record quarterly net income of $117.5 million vaulted 41% over last year’s comparable quarter and 40% above the immediately preceding June quarter. Earnings were $0.82 per diluted share contrasted to $0.60 last year. Excluding $22 million of pre-tax charges for acquisition-related expenses, non-GAAP* net income would have been $133.5 million ($0.93 per diluted share), up from $95.7 million ($0.69 per diluted share) last year and $92.5 million ($0.65 per diluted share) in the June quarter. The pre-tax margins on net revenues were 14.4% (16.4% non-GAAP*) contrasted to 11.7% (13.4% non-GAAP*) in the last year’s fourth quarter. The fourth quarter’s annualized rate of return on average equity was 13% (14.7% non-GAAP*) compared to 10.4% (12% non-GAAP*) last year.
Before one annualizes this quarter’s results as a basis for projecting 2014’s, you need to know that net income benefited from an unusually low tax rate of 27.5% due primarily to a combination of a non-recurring $11 million tax benefit resulting from a change in repatriation strategy of certain foreign earnings and a significant increase in non-taxable income associated with the change in market value of company owned life insurance (COLI) during the quarter, which generated a $4.5 million favorable tax effect. The combined effect of these two factors was $0.12 per share.
Robust results in both Equity and Fixed Income Capital Markets, as well as favorable credit experience at Raymond James Bank, provided much of the impetus for the improved results. In addition, some of the anticipated cost savings associated with the right-sizing of the combined company were realized as manifested by the 2% decline in non-interest expenses from the June quarter.
The Private Client Group’s contribution to pre-tax income of $64.6 million in the quarter grew 26% over last year and 10% over the immediately preceding quarter, spurred by a 7% revenue increase over last year’s September quarter. PCG’s client assets under administration grew almost 4% in the quarter, and almost 10% over the last year to $403 billion ($425 billion including institutional clients). Furthermore, recruiting accelerated in the quarter.
Invigorated by increased transaction volume in new issues and mergers, Equity Capital Markets had an excellent quarter, while Fixed Income also performed admirably as trading results rebounded. Hence, Capital Markets’ contribution to pre-tax income of $40 million exceeded last year by 87% and the preceding quarter by 152%. Part of that success is due to the improved larger platform of the combined firm and part to the salubrious environment for both sub-groups.
Asset Management’s contribution to pre-tax income for the quarter of $31 million exceeded last year by 72% and the preceding quarter by 28%. A combination of healthy asset appreciation, new products and new net sales drove the impressive growth in assets under management of 7% in the quarter and 31% during the year.

In spite of a general compression of net spreads arising from aggressive competition for new loans, Raymond James Bank’s contribution to pre-tax income of $73 million exceeded last year’s results by 4% and the preceding quarter by 15%. To attain those results, Raymond James Bank increased its net loans by 1.5% over the quarter and 10% over the year. However, criticized loans also declined by $70 million over the quarter as loans were repaid or upgraded, which resulted in a net credit of $2 million in the loan loss provision. It is unlikely that Raymond James Bank will be able to reproduce that result frequently in the future as it is focused on increasing its outstanding loan balances to reinvest its retained earnings, which adds to loan loss reserves at the time new loans are originated.
Needless to say, the aforementioned quarterly results culminated in a very good 2013 fiscal year. Net revenues for the 2013 fiscal year were $4.5 billion, an 18% increase over fiscal 2012. Net income of $367 million increased 24% over last year. Earnings per diluted share were $2.58 contrasted to $2.20 last year, an increase of 17%. These results included 12 months of Morgan Keegan’s results compared to the six months of operations included for the prior year, but this year also includes the costs of financing the purchase for 12 months as well as the bulk of the costs of integrating the two firms, so one shouldn’t diminish the achievement by much. In fact, excluding the $80 million of pre-tax charges for acquisition-related expenses and other items, net income would have been $419 million, or $2.95 per diluted share on a non-GAAP* basis, compared to $2.51 on a non-GAAP* basis in 2012, which we consider more representative of operating results. Book value per share was $26.40 and tangible book value per share was $23.86 (a non-GAAP* measure) on September 30, 2013.
In July, Peter Moores, the CEO of Raymond James Investment Services, our independent contractor broker/dealer in the United Kingdom, was also named UK manager with oversight for capital markets to increase the integration of operations, planning and control. Peter has done an excellent job building revenues and establishing profitability in RJIS.
Raymond James affiliated advisors Gerry Klingman and Jeff Sellers were named to Barron’s 2013 list of top 100 Independent Wealth Advisors, based upon factors such as volume of assets, revenue generated and quality of the practices by the advisors and their teams.
One of Eagle’s portfolio managers, Ed Cowart, accepted the Sauren Golden Award for U.S. All Cap Equity fund manager of the year in Frankfurt, Germany on September 5. Ed has demonstrated his acumen in managing Eagle’s All Cap, Value and Equity Income portfolios over the last 14 years with Eagle.
The Raymond James Investment Banking department was named “M&A Investment Banker Team of the Year” at the recent Americas M&A Atlas Awards presented by Global M&A Networks. In total, Raymond James received four awards, more than any other firm, for transactions in the 12 months ended August 2013. Additionally, Raymond James won in three deal-of-the-year categories:

•	U.S. M&A Deal of Year (Small Markets) - Sale of Braven to INCIPIO Technologies Consumer Investment Banking led by Laura Provenzale and Julian Cheng

•	Financial Technology Deal of the Year - Sale of Online Resources to ACl Worldwide - Technology Services Investment Banking led by Jim Bunn and Steve Hufford

•	Technology & Telecom Deal of the Year (Large Mid Markets) - Sale of CyOptics to Avago Technologies - Technology Investment Banking led by Bob Flanagan and Shane McDaniel
In addition, Alper Cetingok, managing director and co-head of the security, defense and government services investment banking practice at Raymond James, was named a 40 Under 40 Dealmaker by The M&A Advisor.
Our new Denver IT Center has been completed and has begun processing data, thanks to the efforts of Tim Eitel, Raymond LaCour and many other IT and real estate associates.
Continuing its long-term record of providing outstanding equities research, the Raymond James Research team received 17 awards in the 2013 Financial Times/StarMine Analyst Awards, ranking the firm second among all broker/dealers. In addition, two analysts received overall awards. Aaron Kessler ranked third overall in estimate accuracy for his coverage of the Internet Software Services and Internet Catalog Retail sectors. Frank Louthan ranked sixth overall in stock selection for his picks in Telecommunications Services, Media and Internet Software and Services sectors. StarMine measures results by the returns on buy/sell recommendations and the accuracy of earnings estimates.

Last, but not least, approximately 1,250 advisors and associates across 21 states collectively volunteered 2,870 hours to 76 local organizations during the firm’s third annual Raymond James Cares Month in August. While we focus on the one-month campaign, this is really a year round community effort by Raymond James.
The splendid results in the September quarter appear to be carrying forward into the first quarter of 2014 thus far. Continued robust corporate earnings, the virtual renaissance in the U.S. energy business and the recoveries in housing, transportation and technology bode well for 2014 for the U.S. economy and the financial services business. If only the U.S. government would facilitate rather than impede the recovery in the private sector, the vibrancy in our free enterprise system, as evidenced by the recent surge in the job market, would quickly heal the damage done to our economy in 2007-09.

Sincerely,

Thomas A. James
Chairman

Paul C. Reilly
CEO

November 14, 2013

*
A reconciliation of the GAAP results to the non-GAAP measures can be found in the Company's earnings release 8-K filed on October 23, 2013, along with other important disclosures, which is available on SEC.GOV.

Forward Looking Statements
Certain statements made in this document may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding management expectations, strategic objectives, business prospects, anticipated savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Those results or outcomes could occur as a result of a number of factors, which include, but are not limited to, the risks inherent in realizing the projected benefits of the Morgan Keegan acquisition, the inability to sustain revenue and earnings growth, changes in the capital markets, and other risk factors discussed in documents filed by Raymond James with the Securities and Exchange Commission from time to time, including Raymond James' 2013 Annual Report on Form 10-K which is available on RAYMONDJAMES.COM and SEC.GOV. Any forward-looking statement speaks only as of the date on which that statement is made. Raymond James will not update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAYMOND JAMES FINANCIAL, INC.

Date: December 9, 2013	By:	/s/ Jeffrey P. Julien
Jeffrey P. Julien
Executive Vice President - Finance,
Chief Financial Officer and Treasurer